EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 15, 2000 on the consolidated financial statements of New Century Energies, Inc. for the year ended December 31, 1999 included in the New Century Energies, Inc. Form 10-K as of December 31, 1999, our report dated August 18, 2000 on the supplemental consolidated financial statements of Xcel Energy, Inc. for the year ended December 31, 1999 included in the Company's Form 8-K dated August 21, 2000 and our reports dated June 23, 2000 on the financial statements of the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees, the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and the New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Non-Bargaining Unit Employees for the year ended December 31, 1999 included in the Plans' Annual Report on Form 11-K for the year ended December 31, 1999. It should be noted that we have not audited any financial statements of New Century Energies, Inc., Xcel Energy Inc. or the Plans subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our reports.

                      Arthur Andersen LLP
                      /s/ Arthur Andersen LLP

Denver, Colorado
October 19, 2000